Max Sound Corp. announced today the official signing of

its first major, fee-based, license for MAXD HD Audio® Technology in a Joint Venture Agreement with Tip Solutions, Inc.

SAN DIEGO, March 4, 2021 (GLOBE NEWSWIRE) -- Max Sound Corp. (OTC: MAXD) announced today that it has signed a Joint Venture Agreement with TIP Solutions, that brings their revolutionary technologies to market together with game-changing Patented and Trademarked MAX-D HD Audio and TIP's Cutting Edge Call Management Platform.

Under the Joint Venture, TIP has now licensed MAX-D’s HD Audio breakthrough with a six-figure, up-front fee and projected fees and royalties of at least seven-figures over ten years. (More specific details, including revenue sharing components that could create greater projectible sales growth, will appear this month in MAX-D's upcoming 10k annual report in the Subsequent Events section.)

“We are thrilled to be partnering with MAX-D and to provide our users with their incredible HD Audio breakthrough that has consistently demonstrated a dramatic ability to improve everyone’s multi-media entertainment experience,” said John Braun, TIP Solutions CEO. “Together, TIP and MAX-D are going to revolutionize the way we communicate.  When you combine the high-level audio quality that MAX-D provides with TIP’s highly beneficial Call Management Program features, you’re given the gift of a communications experience that’s as close to face to face as it gets.”

With more than one million downloads of MAX-D’s HD Audio App, that previously occurred with no advertising dollars spent, the critically acclaimed high-definition audio technology has captured the attention of many award-winning musicians, producers, engineers and consumers including Mick Fleetwood of Fleetwood Mac.

“Thank God we can finally get out of this sonic prison cell that we’ve been put into. MAX-D restored my faith in the future of audio,” said Mick Fleetwood, founder, drummer and icon of pop-supergroup - Fleetwood Mac. (To see the amazing superlatives that other Music Industry Professionals and Celebrities have proclaimed about MAX-D’s audio solution experience, go to: https://www.maxd.audio/advisors )

Highly popular, beloved and retired NBA Champion and Superstar Shaquille O’Neal is already a Brand Ambassador for TIP Solutions, and a TIP Equity holder, noting on-air previously “I came together with TIP Solutions for the opportunity to shape the future of mobile communication... we aim to shake up the world of new technology, and reset the boundaries of what's possible." Watch Shaquille O’Neal’s endorsement of TIP’s mobile platform: https://www.youtube.com/watch?v=iQ6asJpPTTk

For the past several years, TIP and MAX-D have separately been working with Qualcomm, each under the Chip Giant's Developer program to bring their respective technologies into the Qualcomm Snapdragon chip set eco-system. Now, thankfully, both firms will double their strength by working together on their mutually compatible goals which will build even better overall products for end users.

Under the agreement, TIP has picked up MAX-D's non-recurring engineering costs (NREs) to develop onto the elite Snapdragon 800 series, as well as a current updating of MAX-D’s iOS and Android apps, which will add the Spotify paid service option and a monthly subscription program for dynamically improved sonic benefits. The Snapdragon series chip is the core of the functionality found in hundreds of millions of devices that connect people communicating better around the globe.

See also MAX-D: A Complex Hardware Upgrade Becomes a Simple Software Upgrade -

https://developer.qualcomm.com/case-study/max-d-complex-hardware-upgrade-becomes-simple-software-upgrade

“The consumer reviews have always been clear, that nearly everyone who listens to audio prefers MAX-D. We wanted to do everything we could to make this deal happen so that consumers all over the world can hear audio the way that it was meant to be heard. Mobile devices are the perfect application for MAX-D, and TIP is the perfect partner for us to be able to bring such a rich offering to the global mobile audience,” said Greg Halpern, MAX-D's CEO.

Additional developments will include launching MAX-D into new cutting-edge, automatically pairing, voice activated Bluetooth speakers. When presented with any choice between MAX-D HD Audio or standard audio, consumers always prefer MAX-D. Watch the MAX-D equivalent to the Pepsi Challenge here:

MAX-D Venice Beach Challenge with Bose, Beats and Sony headphones

ABOUT TIP SOLUTIONS, INC. (TIP)

TIP Solutions is a transformative market innovator providing cutting edge applications now becoming accessible by Android Smartphone users worldwide. TIP is committed to change the way the world uses, manages and answers billions of mobile devices by providing unique phone functionality enabling rapid responses, improved productivity, with refined and effective communication, that match today's constantly accelerating technological advances. To learn more about Tip Solutions Technology, please visit https://TipSolutions.com

ABOUT MAX SOUND CORPORATION (MAX-D)

Patented MAX-D with trademarked HD Audio, brings forth technologies that have made a lasting impression on Industry Celebrities and Professionals as well as consumers alike. HD Audio® is a registered trademark of Max Sound Corp. All other trademarks are the property of their respective owners. To learn more about the MAX-D Technology, please visit https://www.maxd.audio

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Statements in this press release which are not purely historical, including statements regarding Max Sound's intentions, beliefs, expectations, representations, projections, plans or strategies regarding the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the Company's cash flow or adequacy of capital resources, market acceptance risks, technical development risks, and other risk factors. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Max Sound disclaims any obligation and does not undertake to update or revise any forward-looking statements in this press release. Expanded and historical information is made available to the public by Max Sound Corporation and its Affiliates on its website https://www.maxd.audio/invest or at http://www.sec.gov

Contact:

Max Sound Corporation

info@maxsound.com

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